Exhibit 10.22

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

as of April 30, 2007

PERFUMANIA, INC.

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

PERFUMANIA PUERTO RICO, INC.

TEN KESEF II, INC.

251 International Parkway

Sunrise, Florida 33325

Re:	Amendment to Amended and Restated Revolving Credit and Security Agreement (this “Amendment”)

Ladies and Gentlemen:

Reference is made to certain financing arrangements by and among PERFUMANIA, INC., MAGNIFIQUE PARFUMES AND COSMETICS, INC., PERFUMANIA PUERTO RICO, INC., and TEN KESEF II, INC. (each individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Finance LLC, as agent (in such capacity, “Agent”) for certain institutional lenders (collectively, “Lenders”) pursuant to certain financing agreements with Borrowers, including, but not limited to, the Amended and Restated Revolving Credit and Security Agreement, dated as of May 12, 2004 (as amended by the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of June 1, 2005, the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of September 30, 2006, the Letter re: Amendment to Revolving Credit and Security Agreement, dated as of February 1, 2007, and as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”) entered into by and among Borrowers, Agent and Lenders. Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement.

Borrowers have requested that Agent and Lenders agree to amend certain provisions of the Credit Agreement as hereinafter set forth and, as an accommodation to Borrowers, Agent and Lenders have agreed to make such amendments, subject to the terms and provisions set forth in this Amendment.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1(a) of the Credit Agreement (Total Revolving Advances) is amended and restated in its entirety to read as follows

“2.1(a) Total Revolving Advances. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time not greater than such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate undrawn amount of outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) up to the lesser of (A) 65%, subject to the provisions of Section 2.1(b), of Eligible Inventory at such time, or (B) 90%, subject to the provisions of Section 2.1(b), of the Net Orderly Liquidation Value of such Eligible Inventory at such time (clauses (A) and (B) collectively, the “Inventory Advance Rate”), minus

(ii) for all calendar months other than July, August, September and October, $2,000,000, and for the calendar months of July, August, September and October, $1,000,000, minus

(iii) such Reserves as Agent may reasonably deem proper and necessary from time to time.

The amount derived from (1) Section 2.1(a)(y)(i) minus (2) Sections 2.1(a)(y)(ii) and (iii) at any time and from time to time shall be referred to as the “Formula Amount”.”

2. Section 6.7 of the Credit Agreement (Minimum Undrawn Availability) is amended and restated in its entirety to read as follows:

“6.7 Minimum Undrawn Availability. Borrowers (a) shall maintain, at all times, a minimum Undrawn Availability of not less than $5,000,000; and (b) shall maintain Monthly Average Undrawn Availability (as defined below) determined as of the last Business Day of each fiscal month (the “Calculation Date”) of not less than $7,500,000. For the purposes of this Section 6.7, “Monthly Average Undrawn Availability” shall mean the daily average of the aggregate amount of the Undrawn Availability for the two (2) fiscal month period ending on the Calculation Date.”

3. Section 7.6 of the Credit Agreement (Capital Expenditures) is amended and restated in its entirety to read as follows:

“7.6 Capital Expenditures. During any fiscal year of Borrowers, contract for, purchase or make any other expenditures or commitments for fixed or capital assets (including capitalized leases) in an amount that, if added to the amounts of all other such expenditures and commitments made by Borrowers during the then current fiscal year of Borrowers preceding the date of calculation, less all landlord/tenant allowances during the then current fiscal year of Borrowers preceding the date of calculation (which landlord/tenant allowances may be offset against capital expenditures only so long as (a) such landlord/tenant allowances are reflected in the financial statements provided to Agent for such period and (b) Borrowers have provided Agent with documentation satisfactory to Agent setting forth such landlord/tenant allowances), would exceed, in the aggregate, $9,500,000 per fiscal year (the “CapEx Limit”); except that, as a one time accommodation, the Capex Limit for the Borrowers’ fiscal year ending February 2, 2008 shall be $12,875,000.”

4. Effective as of June 1, 2007, Exhibit A to the Credit Agreement (the Borrowing Base Certificate) is hereby amended and replaced by the Borrowing Base Certificate attached hereto as Exhibit A.

5. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied, and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence an amendment or other modification by Agent and Lenders of any other provision of the Credit Agreement.

6. The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party or parties to be charged.

7. This Amendment may be signed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party or parties to be charged.

[Signature Page Follows]

Very truly yours,

GMAC COMMERCIAL FINANCE LLC as Agent and Lender

By:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION as Lender

By:

Title:

ACKNOWLEDGED AND AGREED:

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
PERFUMANIA PUERTO RICO, INC.
TEN KESEF II, INC.

By:

Title:	of each

EXHIBIT A

BORROWING BASE CERTIFICATE

(See attached)